EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-272448 and 333-238207 on Form S-8 and 333-292411 on Form S-3 of our report dated March 31, 2026, relating to the financial statements of AquaBounty Technologies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 31, 2026